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                                                                     EXHIBIT 4.6

                            CARDIOGENESIS CORPORATION
                               SECURITY AGREEMENT

To:   Laurus Master Fund, Ltd.
      c/o M&C Corporate Services Limited
      P.O. Box 309 GT
      Ugland House
      South Church Street
      George Town
      Grand Cayman, Cayman Islands

Date: October 26, 2004

To Whom It May Concern:

      1. To secure the payment of all Obligations (as hereafter defined), CardioGenesis Corporation, a California corporation (the "Assignor"), hereby assigns and grants to Laurus Master Fund, Ltd. ("Laurus") a continuing security interest in all of the following property now owned or at any time hereafter acquired by the Assignor, or in which the Assignor now has or at any time in the future may acquire any right, title or interest (the "Collateral"): all cash, cash equivalents, accounts, accounts receivable, deposit accounts [(including, without limitation, (x) the Restricted Account (the "Restricted Account") maintained at North Fork Bank (Account Name: Cardio Genesis Corp., Account
Number: 2704053566) referred to in the Restricted Account Agreement and (y) Lockbox Deposit Accounts), accounts receivable, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those currently in effect among Assignor's affiliates), chattel paper, supporting obligations, investment property (including, without limitation, all equity interests owned by the Assignor), letter-of-credit rights, trademarks, trademark applications, tradestyles, patents, patent applications, copyrights and copyright applications in which the Assignor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor. In the event the Assignor wishes to finance the acquisition of any hereafter acquired inventory and equipment (or refinance such purchase money financing) and obtains a commitment from a financing source to finance or refinance such equipment from an unrelated third party whether in the form of a loan or a lease transaction, Laurus agrees to release its security interest on such hereafter acquired inventory and equipment so financed by such third party financing source and all proceeds and products thereof. Except as otherwise defined herein, all capitalized terms used herein shall have the meaning provided such terms the Securities Purchase Agreement referred to below.

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      2. The term "Obligations" as used herein shall mean and include all debts, liabilities and obligations owing by the Assignor to Laurus arising under, out of, or in connection with: (i) that certain Securities Purchase Agreement dated as of the date hereof by and between the Assignor and Laurus (the "Securities Purchase Agreement") and (ii) the Related Agreements referred to in the Securities Purchase Agreement (the Securities Purchase Agreement and each
Related Agreement as each may be amended, modified, restated or supplemented from time to time, are collectively referred to herein as the "Documents"), or any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein or otherwise, or any other indebtedness, obligations or liabilities of the Assignor to Laurus, whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise, in each case, irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against the Assignor under Title 11, United States Code, including, without limitation, obligations or indebtedness of the Assignor for post-petition interest, fees, costs and charges that would have accrued or been added to the Obligations but for the commencement of such case.

      3. The Assignor hereby represents, warrants and covenants to Laurus that:

            (a) it is a corporation, partnership or limited liability company, as the case may be, validly existing, in good standing and organized under the laws of the State of California, and it will provide Laurus thirty
      (30) days' prior written notice of any change in its jurisdiction of organization;

            (b) its legal name, as set forth in its Articles of Incorporation (or equivalent organizational document) as amended through the date hereof, is CardioGenesis Corporation and it will provide Laurus thirty
      (30) days' prior written notice of any change in its legal name;

            (c) its organizational identification number (if applicable) is C1637226, and it will provide Laurus thirty (30) days' prior written notice of any change in its organizational identification number;

            (d) it is the lawful owner of the Collateral and it has the sole right to grant a security interest therein and will defend the Collateral against all claims and demands of all persons and entities;

            (e) it will keep the Collateral owned by it free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature ("Encumbrances"), except (i) Encumbrances securing the Obligations and (ii) Encumbrances securing or evidencing financing or refinancing of inventory and/or equipment obtained from third party financing sources and to be released from the security interests of Laurus as provided in Section 1 above, or (iii) with

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      respect to any Encumbrance (other than as described in clauses (i) and
      (ii) above) to the extent said Encumbrance does not secure indebtedness in excess of $100,000 and such Encumbrance is removed or otherwise released within ten (10) days of the creation thereof;

            (f) it will at its own cost and expense keep the Collateral in good state of repair (ordinary wear and tear excepted) and will not waste or destroy the same or any part thereof other than ordinary course discarding of items no longer used or useful in its business;

            (g) it will not without Laurus' prior written consent, sell, exchange, lease or otherwise dispose of the Collateral, whether by sale, lease or otherwise, except for the sale or other disposition of inventory in the ordinary course of business and except for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment or equipment no longer necessary for its ongoing needs, having an aggregate fair market value of not more than $25,000 and only to the extent that:

                  (i) the proceeds of any such disposition are used to acquire replacement Collateral which is subject to Laurus' first priority perfected security interest or are used to repay Obligations or to pay general corporate expenses; and

                  (ii) following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to Laurus to be held as cash collateral for the Obligations;

            (h) it will insure the Collateral in Laurus' name against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as set forth in Section 6.8 of the Securities Purchase Agreement and all premiums thereon shall be paid by the Assignor and the policies delivered to Laurus . If the Assignor fails to do so, Laurus may procure such insurance and the cost thereof shall be promptly reimbursed by the Assignor and shall constitute Obligations; [

            (i) it will upon one business day's prior notice, at all reasonable times allow Laurus or Laurus' representatives free access to and the right of inspection of the Collateral for th e purpose of confirming Assignor's compliance with the provisions of this Agreement; and

            (j) the Assignor hereby indemnifies and saves Laurus harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys' fees, that Laurus may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Security Agreement or in the prosecution or defense of any action or proceeding either against the Assignor or Laurus concerning any matter growing out of or in connection with this Security Agreement, and/or any of the Obligations and/or any of the Collateral except to the

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      extent caused by Laurus' own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision); and

            (k) On or prior to the 30th day following the Closing Date, the Assignor will (x) irrevocably direct all of its present and future Account Debtors (as defined below) and other persons obligated to make payments constituting Collateral to make such payments directly to the lockboxes maintained by the Assignor (the "Lockboxes") with [Insert initial Lockbox Bank] or such other financial institution accepted by Laurus in writing as may be selected by the Assignor (the "Lockbox Bank") (each such direction pursuant to this clause (x), a "Direction Notice") and (y) provide Laurus with copies of each Direction Notice, each of which shall be agreed to and acknowledged by the respective Account Debtor. Upon receipt of such payments, the Lockbox Bank has agreed to deposit the proceeds of such payments in that certain deposit account maintained at the Lockbox Bank and evidenced by the account name of Cardiogenesis Corporation and the account number of 4945032605, or such other deposit account accepted by Laurus in writing (the "Lockbox Deposit Account"). On or prior to the Closing Date, the Assignor shall and shall cause the Lockbox Bank to enter into all such documentation as shall be mutually acceptable to Laurus, the Assignor and the Lockbox Bank, pursuant to which, among other things, the Lockbox Bank agrees to, following notification by Laurus (which notification Laurus shall only give following the occurrence and during the continuance of an Event of Default), comply only with the instructions or other directions of Laurus concerning the Lockbox and the Lockbox Deposit Account. All of the Assignor's invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of the Assignor or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Lockbox or such other address as Laurus may direct in writing. If, notwithstanding the instructions to Account Debtors, the Assignor receives any payments, the Assignor shall immediately remit such payments to the Lockbox Deposit Account in their original form with all necessary endorsements. Until so remitted, the Assignor shall hold all such payments in trust for and as the property of Laurus and shall not commingle such payments with any of its other funds or property. For the purpose of this Master Security Agreement, (x) "Accounts" shall mean all "accounts", as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof, now owned or hereafter acquired by the Assignor and (y) "Account Debtor" shall mean any person or entity who is or may be obligated with respect to, or on account of, an Account.

      4. The occurrence of any of the following events or conditions shall constitute an "Event of Default" under this Security Agreement:

            (a) Any representation or warranty made or furnished to Laurus by the Assignor, shall, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made that could reasonably be

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      expected to have an Material Adverse Effect; or ; the Assignor breaches any covenant or any other term or condition of the Note, the Purchase Agreement or any Related Agreement in any respect that could reasonably be expected to have an Material Adverse Effect, and, in any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof;

            (b) the loss, theft, substantial damage, destruction, sale or encumbrance to or of any of the Collateral (other than as expressly provided in this Security Agreement) or the making of any levy, seizure or attachment thereof or thereon except to the extent:

                  (i) such loss is covered (subject to commercially reasonable deductibles) by insurance proceeds which are used to replace the item or repay Laurus; or

                  (ii) said levy, seizure or attachment does not secure
            indebtedness in excess of $100,000 and such levy, seizure or attachment has not been removed or otherwise released within thirty
            (30) days of the creation or the assertion thereof;

            (c) the Assignor shall become insolvent, cease operations, dissolve, terminate our business existence, make an assignment for the benefit of creditors, suffer the appointment of a receiver, trustee, liquidator or custodian of all or any part of the Assignor's property;

            (d) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Borrower, or any such proceeding is instituted against the Borrower and is not dismissed within sixty (60) days after such proceeding is instituted;

            (e) the Assignor shall repudiate, purport to revoke or fail to perform any of its obligations under the Note (after passage of applicable cure period, if any); or

            (f) the occurrence and continuance of any Event of Default under the Note (as defined therein) or any event of default (or similar term) under any other indebtedness referred to in Section 4.1(b) of the Note.

      5. (a) Upon the occurrence of any Event of Default and the continuation thereof beyond any applicable cure period, and at any time thereafter, Laurus may declare in a written notice delivered to Assignor, all Obligations immediately due and payable and Laurus shall have the remedies of a secured party provided in the Uniform Commercial Code as in effect in the State of New York, this Security Agreement and other applicable law. Upon the occurrence of any Event of Default and at any time thereafter, Laurus will have the right to take possession of the Collateral and to maintain such possession on the Assignor's premises or to remove the Collateral or any part thereof to such other premises as Laurus may desire. Upon Laurus' request, the Assignor shall assemble the Collateral and make it available to Laurus at a place designated by Laurus. If any notification of

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intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed properly and reasonably given if mailed at least ten
(10) days before such disposition, postage prepaid, addressed to the Assignor either at the Assignor's address shown herein or at any address appearing on Laurus' records for the Assignor. Any proceeds of any disposition of any of the Collateral shall be applied by Laurus to the payment of all expenses in connection with the sale of the Collateral, including reasonable attorneys' fees and other legal expenses and disbursements and the reasonable expense of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds may be applied by Laurus toward the payment of the Obligations in such order of application as Laurus may elect, and the Assignor shall be liable for any deficiency. For the avoidance of doubt, following the occurrence and during the continuance of an Event of Default, Laurus shall have the immediate right to withdraw any and all monies contained in the Restricted Account or any other deposit accounts in the name of the Assignor and controlled by Laurus and apply same to the repayment of the Obligations (in such order of application as Laurus may elect).

      (b) In the event that as of the date of receipt of each loss recovery upon any such insurance maintained by the Assignor pursuant Section 6.8 of the Securities Purchase Agreement, the Purchaser has not declared an Event of Default under the Note or the Master Security Agreement , then the Company shall be permitted to direct the application of such loss recovery proceeds toward investment in property, plant and equipment that would comprise Collateral secured by Purchaser's security interest pursuant to its security agreement, with any surplus funds to be applied toward payment of the obligations of the Company to Purchaser. In the event that Purchaser has properly declared an Event of Default under the Note or the Master Security Agreement, then all loss recoveries received by Purchaser upon any such insurance thereafter may be applied to the Obligations in such order as the Purchaser may determine. Any surplus (following satisfaction of all Company obligations to Purchaser) shall be paid by Purchaser to the Company or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Company to Purchaser, on demand.

      6. Upon the occurrence of any Event of Default and continuation thereof beyond any applicable cure period, at any time thereafter, if the Assignor defaults in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties on the Assignor's part to be performed or fulfilled under or pursuant to this Security Agreement, Laurus may, at its option without waiving its right to enforce this Security Agreement according to its terms, immediately or at any time thereafter and without notice to the Assignor, perform or fulfill the same or cause the performance or fulfillment of the same for the Assignor's account and at the Assignor's cost and expense, and the cost and expense thereof (including reasonable attorneys' fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law , or, at Laurus' option, debited by Laurus from the Restricted Account or any other deposit accounts in the name of any Assignor and controlled by Laurus.

      7. Effective upon the occurrence of any Event of Default and the continuation thereof beyond any applicable cure period, the Assignor hereby appoints Laurus, any of Laurus' officers, employees or any other person or entity whom Laurus may designate as

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Assignor's attorney, with power to execute such documents in Assignor's behalf and to supply any omitted information and correct patent errors in any documents executed by the Assignor or on Assignor's behalf; to file financing statements against the Assignor covering the Collateral (and, in connection with the filing of any such financing statements, describe the Collateral as "all assets and all personal property, whether now owned and/or hereafter acquired" (or any substantially similar variation thereof)) subject to the duty of Laurus to release (of record) inventory and equipment specifically constituting Collateral that is financed or refinanced as contemplated by Section 1 hereof; to sign the Assignor's name on public records; and to do all other things Laurus deems necessary to carry out this Security Agreement. The Assignor hereby ratifies and approves all acts of the attorney and neither Laurus nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This power being coupled with an interest, is irrevocable so long as any Obligations remains unpaid.

      8. No delay or failure on Laurus' part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by Laurus and then only to the extent therein set forth, and no waiver by Laurus of any default shall operate as a waiver of any other default or of the same default on a future occasion. Laurus' books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, shall be binding upon the Assignor for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. Laurus shall have the right to enforce any one or more of the remedies available to Laurus, successively, alternately or concurrently. The Assignor agrees to join with Laurus in executing financing statements or other instruments to the extent required by the Uniform Commercial Code in form reasonably satisfactory to Laurus and in executing such other documents or instruments as may be reasonably required or deemed necessary by Laurus for purposes of perfecting or continuing Laurus' security interest in the Collateral.

      9. This Security Agreement shall be governed by and construed in accordance with the laws of the State of New York and cannot be terminated orally. All of the rights, remedies, options, privileges and elections given to Laurus hereunder shall inure to the benefit of Laurus' successors and assigns. Except for the grant of the security interest in the Collateral to Laurus under this Security Agreement, the term "Laurus" as herein used shall include Laurus, any parent of Laurus, any of Laurus' subsidiaries and any co-subsidiaries of Laurus' parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Security Agreement shall inure to the benefit of each of the foregoing, and shall bind the representatives, successors and assigns of the Assignor. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Assignor agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this

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Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Agreement. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Assignor in any other jurisdiction to collect on the Assignor's obligations to Laurus, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Laurus

      10. All notices from Laurus to the Assignor shall be sufficiently given if mailed or delivered to the Assignor at its address set forth in the Securities Purchase Agreement.

                                                   Very truly yours,

                                                   CARDIOGENESIS CORPORATION

                                                   By:
                                                   Name:
                                                   Title

ACKNOWLEDGED:

LAURUS MASTER FUND, LTD.

By: _______________________
Name:______________________
Title:_____________________

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